Exhibit 10.13

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE SECOND Amended and restated Hayward HOLDINGS, Inc.
2017 Equity Incentive Plan
Name of Optionee: Eifion jones (the “Optionee”)

No. of Option Shares of Stock:	1,500 Shares of Class B Common Stock

Grant Date:	April 14, 2020 (the “Grant Date”)

Expiration Date:	October 14, 2021 (the “Expiration Date”)

Option Exercise Price/Share:	$272.92 (the “Option Exercise Price”)

Pursuant to the Second Amended and Restated Hayward Holdings, Inc. 2017 Equity Incentive Plan (the “Plan”), Hayward Holdings, Inc., a Delaware corporation (together with all successors thereto, the “Company”), hereby grants to the Optionee, who is an officer, employee, director, consultant or other key person of the Company or any of its Subsidiaries, an option (the “Stock Option”) to purchase on or prior to the Expiration Date, or such earlier date as is specified herein, all or any part of the number of shares of Class B Common Stock, par value $0.001 per share of stock (“Stock”), of the Company indicated above (the “Option Shares of Stock,” and such shares of stock once issued shall be referred to as the “Issued Shares of Stock”), at the Option Exercise Price per share, subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Plan. This Stock Option is not intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

1.                  Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“CCMP Investor” means, collectively, CCMP Capital Investors III, L.P., CCMP Capital Investors III (Employee), L.P. and any of their respective Affiliates that is a transferee of any CCMP Investor Shares or otherwise acquires equity securities of the Company.

“Disability” means, with respect to any Optionee, the meaning set forth in such Optionee’s Employment Agreement. If such Optionee does not have an Employment Agreement or “Disability” is not defined in such agreement, “Disability” shall mean the failure or inability of the Optionee to perform duties with the Company or any of its Affiliates for a period of at least 180 consecutive days (or 180 days during any twelve (12) month period) by reason of any physical or mental condition, as determined in good faith by the Company in its sole discretion; provided, that, if the Company’s long term disability plan contains a definition of “Disability,” the definition in such plan will control.

“Investors” means the CCMP Investor and the MSD Investor.

“MSD Investor” means MSD Aqua Partners, LLC and any of its Affiliates that is a transferee of any MSD Investor Shares or otherwise acquires equity securities of the Company.

“Permitted Transferee” means (i) any executor, administrator or testamentary trustee of the Optionee’s estate if such Optionee dies, (ii) any person or entity receiving Issued Shares of Stock by will, intestacy laws or the laws of descent or survivorship, (iii) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Optionee, the Optionee’s spouse or one or more of the Optionee’s lineal decedents or (iv) any corporation, partnership, limited liability company or similar entity controlled by the Optionee (within the meaning of “Control” as defined in the Stockholders’ Agreement) and of which there are no principal beneficiaries or owners other the Optionee, the Optionee’s spouse or one or more of the Optionee’s lineal decedents.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Service Relationship” means any relationship as an employee, part-time employee, director or other key person (including consultants) of the Company or any Subsidiary or any successor entity such that, for example, a Service Relationship shall be deemed to continue without interruption in the event the Optionee’s status changes from full-time employee to part-time employee or consultant.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated August 4, 2017, as it may be amended, modified or amended and restated from time to time.

2.                  Vesting. The Option Shares of Stock are fully-vested as of the date hereof.

3.                  Exercise of Stock Option.

(a)               The Optionee may exercise this Stock Option only in the following manner: Prior to the Expiration Date, the Optionee may deliver a Stock Option exercise notice (an “Exercise Notice”) in the form of Appendix A hereto indicating his or her election to purchase some or all of the Option Shares of Stock with respect to which this Stock Option is exercisable at the time of such notice. Such notice shall specify the number of Option Shares of Stock to be purchased. Payment of the purchase price may be made by one or more of the methods described below (payment instruments will be received subject to collection):

(i)                 in cash, by certified or bank check, by wire transfer of immediately available funds, or other instrument acceptable to the Committee in U.S. funds payable to the order of the Company in an amount equal to the purchase price of such Option Shares of Stock;

(ii)              by the Optionee delivering to the Company a promissory note if the Board has expressly authorized the loan of funds to the Optionee for the purpose of enabling or assisting the Optionee to effect the exercise of his or her Stock Options; provided, that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note if otherwise required by state law; or

(iii)            if the IPO has occurred, then (A) through the delivery (or attestation to ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not subject to restrictions under any plan of the Company; provided, that, to the extent required to avoid variable accounting treatment under ASC 718 or other applicable accounting rules, such surrendered shares shall have been owned by the Optionee for at least six months, and in any event with an aggregate Fair Market Value (as of the date of such exercise) equal to the option purchase price, (B) by the Optionee delivering to the Company a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (C) a combination of (i), (ii), (iii)(A) and (iii)(B) above.

(b)               Certificates for the Option Shares of Stock so purchased will be issued and delivered to the Optionee upon (i) compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and (ii) delivery of an executed Joinder Agreement (as defined in the Stockholders’ Agreement) pursuant to which the Optionee agrees to become a party to the Stockholders’ Agreement as a “Management Stockholder” and an “Other Stockholder” (in each case, as defined in the Stockholders’ Agreement). Until the Optionee shall have complied with the requirements hereof and of the Plan, the Company shall be under no obligation to issue the Option Shares of Stock subject to this Stock Option, and the determination of the Committee as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company shall have issued and delivered the Issued Shares of Stock to the Optionee, and the Optionee’s name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full dividend and other ownership rights with respect to such Issued Shares of Stock, subject to the terms of this Agreement and the Stockholders’ Agreement.

(c)               Upon the exercise of the Stock Option, Issued Shares of Stock shall be subject to the terms and conditions of the Stockholders’ Agreement.

(d)               Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date.

(e)               Timing of Exercise.

(i)                 Termination Due to Death or Disability. If the Optionee’s Service Relationship terminates by reason of such Optionee’s death or Disability, this Stock Option may be exercised, to the extent exercisable on the date of such termination, by the Optionee, the Optionee’s legal representative or legatee until the earlier of (A) the 12 month anniversary of the date of death or Disability of such Optionee or (B) the Expiration Date.

(ii)              Other Termination. If the Optionee’s Service Relationship terminates for any reason other than death or Disability, and unless otherwise determined by the Committee, this Stock Option shall terminate immediately upon the date of such termination.

4.                  Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan.

5.                  Transferability of Stock Option. This Agreement is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or by the laws of descent and distribution. The Stock Option may be exercised during the Optionee’s lifetime only by the Optionee (or by the Optionee’s guardian or personal representative in the event of the Optionee’s incapacity). The Optionee may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company; such beneficiary may exercise the Optionee’s Stock Option in the event of the Optionee’s death to the extent provided herein. If the Optionee does not designate a beneficiary, or if the designated beneficiary predeceases the Optionee, the legal representative of the Optionee may exercise this Stock Option to the extent provided herein in the event of the Optionee’s death.

6.                  Effect of Certain Transactions. In the case of a Liquidity Event (as defined in the Plan), provision may be made in connection with such transaction, in the sole discretion of the parties thereto, for the continuation or assumption by the successor entity of this Stock Option heretofore granted, or the substitution of this Stock Option with a new Stock Option of the successor entity or a parent thereof; provided that any such substitution must be on substantially equivalent terms of the successor entity or parent thereof, with an equitable or proportionate adjustment as to the number and kind of shares, and, if appropriate, the per share exercise prices, as such parties shall agree.

7.                  Withholding Taxes. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any federal, state and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Committee, the Optionee may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due. The Optionee acknowledges and agrees that the Company or any Subsidiary of the Company has the right to deduct from payments of any kind otherwise due to the Optionee, or from the Option Shares of Stock to be issued in respect of an exercise of this Stock Option, any federal, state or local taxes of any kind required by law to be withheld with respect to the issuance of Option Shares of Stock to the Optionee.

8.                  Restrictions on Transfer of Issued Shares of Stock. None of the Issued Shares of Stock acquired upon exercise of the Stock Option shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Act), the terms and conditions of Sections 8 and 9 hereof and the terms and conditions of the Stockholders’ Agreement and such disposition does not cause the Company to become subject to the reporting requirements of the Exchange Act. In connection with any transfer of Issued Shares of Stock, the Company may require the transferor to provide at the Optionee’s own expense an opinion of counsel to the transferor, satisfactory to the Company that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act). Any attempted disposition of Issued Shares of Stock not in accordance with the terms and conditions of Sections 8 and 9 hereof and the Stockholders’ Agreement shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares of Stock as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Issued Shares of Stock. Subject to the foregoing general provisions, Issued Shares of Stock may be transferred pursuant to the following specific terms and conditions:

(a)               Transfers to Permitted Transferees. The Optionee may sell, assign, transfer or give away any or all of the Issued Shares of Stock to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement to the same extent as the Optionee (including, without limitation, the provisions of Sections 8, 9, 11 and 12) and shall have delivered a written acknowledgment to that effect to the Company.

(b)               Transfers Upon Death. Upon the death of the Optionee, any Issued Shares of Stock then held by the Optionee at the time of such death and any Issued Shares of Stock acquired thereafter by the Optionee’s legal representative pursuant to this Agreement shall be subject to the provisions of Sections 8, 9, 10, 11 and 12, if applicable, and the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Issued Shares of Stock to the Company or its assigns under the terms contemplated hereby.

9.                  Company’s Right of Repurchase.

(a)               Right of Repurchase. Upon a Termination Event (as defined below), the Issued Shares of Stock held or subsequently acquired upon exercise of this Stock Option in accordance with the terms hereof by the Optionee (or any Permitted Transferee) shall be subject to the repurchase rights set forth in Section 2.5 of the Stockholders’ Agreement (the “Repurchase Right”).

(b)               Company’s Right to Exercise Repurchase Right. The Company shall have the Repurchase Right in the event that the following event shall occur (the “Termination Event”): the termination of the Optionee’s Service Relationship for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, Disability, retirement, discharge or resignation for any reason, whether voluntarily or involuntarily.

10.              Escrow Arrangement.

(a)               Escrow. In order to carry out the provisions of Sections 8, 9 and 11 of this Agreement more effectively, the Company shall hold any Issued Shares of Stock in escrow together with separate stock powers executed by the Optionee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Issued Shares of Stock, execute a like stock power as to such Issued Shares of Stock. The Company shall not dispose of the Issued Shares of Stock except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Optionee and any Permitted Transferee, as the Optionee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Issued Shares of Stock being purchased and to transfer such Issued Shares of Stock in accordance with the terms hereof. At such time as any Issued Shares of Stock are no longer subject to the Company’s repurchase and drag along rights, the Company shall, at the written request of the Optionee, deliver to the Optionee (or the relevant Permitted Transferee) a certificate representing such Issued Shares of Stock with the balance of the Issued Shares of Stock to be held in escrow pursuant to this Section 10.

(b)               Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Optionee, any Permitted Transferees or any other Person is required to sell the Optionee’s Issued Shares of Stock pursuant to the provisions of Sections 9 and 11 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the Company or its designated purchaser of such Issued Shares of Stock the certificate or certificates evidencing such Issued Shares of Stock together with a related stock power, the Company or such designated purchaser may deposit the applicable purchase price for such Issued Shares of Stock with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Optionee, any Permitted Transferees or other Person, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Optionee as provided above. Upon any such deposit and/or offset by the Company or its designated purchaser of such amount and upon notice to the Person who was required to sell the Issued Shares of Stock to be sold pursuant to the provisions of Sections 9 and 11, such Issued Shares of Stock shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

11.              Drag Along Right. If the Investors at any time propose that the Company consummate (or commit to consummate), in one transaction or a series of related transactions, a Change of Control (as defined in the Plan), the Optionee’s Issued Shares of Stock (including for this purpose all of such Optionee’s or his or her Permitted Transferee’s Issued Shares of Stock that presently or as a result of any such transaction may be acquired upon the exercise of options (following the payment of the exercise price therefor)) shall be subject to the drag-along rights set forth in Section 2.4 of the Stockholders’ Agreement.

12.              Lockup Provision. If the Company at any time shall register an offering and sale of shares of common stock of the Company under the Securities Act in an Underwritten Offering (as defined in the Stockholders’ Agreement), the Optionee agrees to be subject to the holdback obligations set forth in Section 5.5 of the Stockholders’ Agreement. The Optionee agrees, if requested by the underwriter engaged by the Company, to execute a separate letter reflecting the agreement set forth in this Section 12.

13.              Restrictive Covenants. As a further condition to the issuance of this Stock Option pursuant to this Agreement, and as partial consideration for the grant of the Stock Option, the Optionee agrees to be bound by the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached hereto as Appendix B.

14.              Miscellaneous Provisions.

(a)               Termination. The Company’s Repurchase Rights pursuant to Section 9 and the drag along obligations pursuant to Section 11 shall terminate upon the closing of the Company’s IPO or upon consummation of any Liquidity Event (as defined in the Plan), in either case as a result of which shares of the Company (or successor entity) of the same class as the Issued Shares of Stock are registered under Section 12 of the Exchange Act and publicly traded on any national securities exchange.

(b)               Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(c)               Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reincorporation, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Issued Shares of Stock.

(d)               Change and Modifications. This Agreement may not be orally changed, modified, amended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified, amended or terminated only by an agreement in writing signed by the Company and the Optionee.

(e)               Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(f)                Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g)               Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h)               Notices. All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by e-mail or sent by nationally recognized overnight courier to the parties hereto at the following addresses (or at such other address for any party hereto as shall be specified by like notice):

if to the Company:

Hayward Holdings, Inc.

400 Connell Drive, Suite 6100

Berkeley Heights, NJ 07922

Attention:

Email:

if to the Optionee, as set forth underneath the Optionee’s signatures below or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been given and received (w) when delivered, if personally delivered; (x) upon machine generated acknowledgement of receipt after transmittal by electronic mail if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day; (y) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (z) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(i)                 Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j)                 Dispute Resolution.

(i)                 Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

(ii)              The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(iii)            The parties covenant and agree that they will participate in the arbitration in good faith. This Section 14(j) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(iv)             Each of the parties hereto (x) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding and (y) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(k)               Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(l)                 Entire Agreement. The Plan, this Agreement and the Stockholders’ Agreement constitute the entire agreement with respect to the subject matter hereof and thereof. In the event of any inconsistency between the Plan and this Agreement, the terms and conditions of the Plan shall control.

[SIGNATURE PAGE FOLLOWS]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

HAYWARD HOLDINGS, INC.

By:	/s/ Kevin P. Holleran
Name: Kevin P. Holleran
Title: President & CEO

[Signature Page to Non-Qualified Stock Option Agreement]

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

OPTIONEE:

/s/ Eifion Jones
Name: Eifion Jones

Address:

[Signature Page to Non-Qualified Stock Option Agreement]